Great Lakes Bancorp, Inc. Reports 2006 Second Quarter Results

Bay View Merger Completed and Strong Loan Growth Achieved

Buffalo, New York – August 9, 2006 – Great Lakes Bancorp, Inc. (NYSE: GLK) announced that it will file its second quarter results today with the Securities and Exchange Commission, providing the first public disclosure of the details of its May 1, 2006 merger with Bay View Capital Corporation.

The transaction combined the San Mateo, California-based Bay View Capital, a diversified financial services organization in wind-down, with Great Lakes, parent of Greater Buffalo Savings Bank, a 12-office community bank located in Buffalo, New York.  Former shareholders of Great Lakes retained approximately 39% of the combined company in the transaction.

The merger provided Great Lakes with: (1) $101.7 million of new capital, including significant cash balances; (2) significant tax benefits to shield future taxable income; (3) a New York Stock Exchange listing for shares exchanged in the merger; and (4) three new directors from Bay View with significant community banking experience.  Since the May 1, 2006 merger, the three new directors have been actively engaged on the 14-member Board in oversight of the Bank and evaluation of its long-term strategic objectives.  The merger did not change the scope of Great Lakes’s operations, but is expected to accelerate its growth.

Great Lakes reported a net loss of $53 thousand or ($.01) per share for the second quarter of 2006 and a net loss of $134 thousand or ($.02) per share for the first six months of 2006.  This compares to net income figures of $465 thousand or $.11 per share for the second quarter of 2005 and $886 thousand or $.21 per share for the first six months of 2005.

The results for the second quarter reflect increases in net interest income of $127 thousand and non-interest income of $268 thousand, compared to the second quarter of 2005.  These gains were offset by a significant increase in non-interest expense of $1.1 million, reflecting staff increases related to the Bank’s branch expansion activities as well as additions to the senior management team. Provisions for loan losses were up $116 thousand, over 2005, reflecting strong loan growth during the second quarter.

Results for the first six months of 2006 reflect similar developments.  Net interest income for the six months of 2006 decreased by $41 thousand compared to the first six months of 2005; non-interest income increased $250 thousand.  Non-interest expense was up by $1.9 million and provisions for loan losses increased by $52 thousand.

“We made significant progress in the second quarter, positioning our bank franchise for strong growth,” said Andrew W. Dorn, Jr., President and Chief Executive Officer.  “The Bay View merger provided more than $100 million in new capital.  We also strengthened our senior management team, adding the talent necessary to support the larger banking institution we envision. In addition, we generated over 1,100 new loans totaling more than $100 million and opened 5,400 new deposit accounts during the first half of 2006.”

The results for the second quarter and six-month periods of 2006 reflect significant loan and deposit growth, with the impact of this growth reduced by declines in net interest margins caused by a flat yield curve and increasingly competitive pricing for loans and deposits.  Loans totaled $473.8 million at June 30, 2006, reflecting a $64.5 million or 15.7% increase during the past six months. Deposits totaled $653.0 million at June 30, 2006, an increase of $31.9 million or 5.1% during the past six months.  Non-interest bearing deposits were up $5.3 million to $29.2 million representing a 22% increase.

Fully taxable net interest margins for the second quarter and six-month periods of 2006 were 1.97% and 1.95%, respectively, compared to 2.17% for both of the comparable periods of 2005.  Increases in non-interest income, comprised mainly of service charges on deposit accounts and loan fee income, were $268 thousand and $250 thousand for the quarter and the six-month periods, respectively, as compared to the same periods of the prior year. Increases in loan loss provisions in 2006 resulted principally from increases in loan volumes.

Increases in 2006 non-interest expense were driven by salaries and employee benefits expense, which comprised 58.9% and 58.8% of non-interest expense in the second quarter and six-month periods of 2006, respectively.  Salaries and employee benefits for the second quarter were up $771 thousand or 42.2% to $2.6 million compared to the 2005 quarter.  Similarly, salaries and employee benefits for the first six months of 2006 were up $1.4 million or 40.7% to $4.9 million from the comparable 2005 period.  These increases reflect additions to staff supporting branch expansion and other activities, and key additions in the Company’s senior management team.  At June 30, 2006, the Company had 233 full-time equivalent employees, representing a 42.9% increase from 163 full-time equivalent employees at June 30, 2005.

At June 30, 2006, the Bank had 12 full service offices in operation, representing an increase of six offices in the past year.  Two additional offices were opened in July and another two are under construction and slated for opening by the end of the year.  The Company expects to complete its branch network of 21 or 22 branches serving its Western New York customers by the end of 2007.

Great Lakes had consolidated assets that totaled $940.1 million at June 30, 2006, representing an increase of $165.0 million during the six-month period. Total assets increased $136.5 million at May 1, 2006 from the Bay View merger.

Mr. Dorn concluded, “With assets now approaching $1 billion, Greater Buffalo Savings Bank has accomplished a great deal since we opened our first office in late 1999.  Through 2005, our five-year annual compounded growth rates were 98% for loans and 75% for deposits. Greater Buffalo Savings Bank is now a firmly established brand in Western New York filling an important niche for consumer and commercial customers. We are on track to complete our branch network over the next year and a half which will position us for further growth and more exciting opportunities.”

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of Great Lakes Bancorp, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities:(1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn;(4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Officer Contacts

----------------

Andrew W. Dorn, Jr.......... President and CEO

Michael J. Rogers.............. Chief Financial Officer

(716) 961-1900